EXHIBIT 10.14

                          RIV ACQUISITION HOLDINGS INC.
                      3753 Howard Hughes Parkway, Suite 101
                             Las Vegas, Nevada 89109

                                          March 29, 2007

William L. Westerman
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Dear Bill:

I was extremely disappointed to receive your letter dated March 28, 2007 (copy attached) responding to my letter dated March 26, 2007, in which the investment group that owns Riv Acquisition Holdings proposed to acquire all of the issued and outstanding stock of Riviera Holdings Corporation at a price of $27.00 per share in cash.

In your letter, you take the position that Riv Acquisition Holdings' March 21, 2007 agreement with Triple Five Investco LLC and Dominion Financial LLC triggers various provisions of Riviera's articles of incorporation and the Nevada corporate statute that would preclude us from entering into a merger with Riviera for a three-year period. Our group vehemently disagrees with this assertion. Without entering into a detailed analysis of the many reasons your position is incorrect, let me merely point out the following:
First, the Board has already granted us a waiver of the anti-takeover provisions in Riviera's articles of incorporation as well as the business combinations provisions in the Nevada corporate statute. Second, the grant of the option in the agreement with Triple Five and Dominion Financial is expressly contingent on obtaining Board approval under the control share acquisition provisions of the Nevada corporate statute. Third, despite the fact that the Board had already granted us a waiver under the articles, we ensured that the option grant was also contingent on another waiver under the articles precisely in order to avoid the debate in which you are trying to embroil us. Fourth, and most importantly, nothing in Riviera's articles or the Nevada corporate statute prevents the Board from engaging in discussions with us or recommending our proposal to the stockholders.

You also allege that our group made repeated requests for Board approvals in order to permit a lock-up of the stock held by Triple Five and Dominion Financial. This is simply false. Our group asked for Board approvals that would allow us to actually acquire outright the stock held by Triple Five and Dominion Financial. When the Board refused to grant us those approvals, we were forced to purchase an option from Triple Five and Dominion Financial that, again, was expressly conditioned on obtaining the necessary Board approvals.

In your letter, you go to great lengths to construct arguments as to why our group is effectively precluded from ever acquiring Riviera. While, as mentioned above, none of these arguments is valid, what is truly shocking is that nowhere in your letter is there any consideration of whether our offer would deliver value to Riviera's stockholders. Ignoring the merits of our offer is directly contrary to the Board's fiduciary duties. The Board's legal responsibility is to obtain the highest and best possible value for its stockholders, not to find spurious reasons why bidders (and in this case, the sole bidder) should be disqualified from acquiring the company. We are at a loss to understand why the Board is more interested in disqualifying our proposal than evaluating it. Let me remind you - our offer represents (1) a $10 dollar - or 59% - increase in the $17 price that we previously agreed with the Board and that the Board saw fit to recommend to the stockholders; (2) a 21% premium to Riviera's 20-day trailing price as of the last business day prior to the announcement of our proposal; and
(3) a 12% premium to Riviera's 5-day trailing price prior to such announcement.

We reiterate our position that our investment group is prepared to enter into a merger agreement with Riviera on substantially the same terms as the April 5, 2006 merger agreement. In your letter, you express the concern that stockholders should be able to respond to competing takeover proposals. As you well know, the April 5, 2006 merger agreement contained a provision allowing the Board to consider superior proposals, and any new merger agreement with our investment group would contain the same provision.

We recognize that the execution of our proposed merger agreement with Riviera would trigger the payment of the break-up fee under the April 5, 2006 merger agreement. Our investment group would be prepared to agree that the break-up fee would not have to be paid until the completion of our merger with Riviera or the execution of a merger agreement between Riviera and a third party acquirer.

We intend to proceed expeditiously to obtain the necessary gaming approvals in Nevada and Colorado. One of the members of our investment group is already licensed in Nevada and Colorado and we intend to structure our acquisition of Riviera in order to take advantage of this, thereby shortening the gaming approval process. As previously discussed with you, we would also strongly consider allowing existing management to stay in place pending gaming approval in order to further minimize the period between signing and closing.

We will shortly be sending the Board an executed merger agreement and we will require an immediate response. We expect that Riviera's stockholders will hold the Board accountable if it continues to ignore its fiduciary duties.

Very truly yours,

/s/ Paul C. Kanavos

Paul C. Kanavos

                   [Riv Acquisition Holdings Inc. Letterhead]

                          Riviera Holdings Corporation

William L. Westerman
Chairman of the Board

   March 28, 2007

   Riv Acquisition Holdings Inc.
   3753 Howard Hughes Parkway, Suite 101
   Las Vegas, Nevada 89109
   Attention:  Paul C. Kanavos

   Dear Paul:

         The board of directors of Riviera Holdings Corporation (the "Board") has reviewed the March 26, 2007 letter from Riv Acquisition Holdings Inc. ("RAH") containing a proposal to acquire all of the outstanding stock of Riviera at $27 per share. In addition, we have reviewed the Option Agreement, dated March 21, 2007 (the "Option Agreement"), that RAH has entered into with Triple Five Investco LLC and Dominion Financial LLC (collectively, "T5"), which covers 1,147,550 shares, or 9.2%, of Riviera's outstanding stock owned by T5 (the "T5 Stock").

         First, let me say we are deeply disappointed that without Board approval and in disregard of Riviera's statements to RAH and its related parties (including you) about Riviera's opposition to shareholder lockups that would interfere with the ability of shareholders to receive and respond to competing takeover proposals and thereby get the highest value for their shares, RAH entered into the Option Agreement and locked up the T5 Stock against any offers for the acquisition of Riviera by anyone other than RAH or its related parties. We note further that before entering into the Option Agreement, RAH and its related parties made repeated requests for Board waivers and approvals under Nevada's takeover laws and Riviera's articles of incorporation (collectively, "Prior Approval") to allow a lockup of the T5 Stock (which Prior Approval the Board declined to grant). This demonstrates that (i) RAH and its related parties understood the Option Agreement required Prior Approval and (ii) RAH's entry into it without Prior Approval was by no means an inadvertent violation of that requirement.

         That being said, Riviera is not in a position at this time to give further consideration to RAH's acquisition proposal because, among other reasons, under the Option Agreement RAH and its related parties have acquired "beneficial ownership" (for purposes of Nevada's Business Combination Law (the "BCL") and Article III, Section 7 of Riviera's articles of incorporation ("Section 7")) of the T5 stock without Prior

   Approval, as was required under the BCL and Section 7. Consequently, for the three-year period prescribed by the BCL, RAH and its related parties are disqualified from engaging in a merger or any other "combination" (as broadly defined in the BCL) with Riviera. After the expiration of that three-year period, RAH and its related parties will remain subject to various restrictions on combinations with Riviera, as further provided in the BCL. Furthermore, to the extent that RAH or its related parties acquire voting rights as to the T5 Stock or any other Riviera shares besides the shares of which they have reported beneficial ownership in their most recent Schedule 13D amendment filed with the Securities and Exchange Commission, those voting rights will be reduced to 1/100 of one vote per share, to the extent provided in paragraph (b) of Section 7.

         Finally, Riviera reserves all of its rights against RAH and its related parties with respect to violations of the BCL and Section 7 resulting from the Option Agreement or any other lockups or other unauthorized acquisitions of Riviera stock.


                                       Very truly yours,


                                       RIVIERA HOLDINGS CORPORATION



                                       /s/ William L. Westerman
                                       -----------------------------------------
                                       William L. Westerman
                                       Chairman